Exhibit 10.1

US$1,750,000,000

FACILITY AGREEMENT

dated 23 March 2011

for

BUNGE FINANCE EUROPE B.V.

as Borrower

arranged by

ABN AMRO BANK N.V.

BNP PARIBAS

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

ING BANK N.V.

THE ROYAL BANK OF SCOTLAND PLC

STANDARD CHARTERED BANK

UNICREDIT BANK AG, NEW YORK BRANCH

SG AMERICAS SECURITIES LLC

NATIXIS

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

and

LLOYDS TSB BANK PLC

with

ABN AMRO BANK N.V.

acting as Agent

REVOLVING FACILITY AGREEMENT

35.	Counterparts	76

36.	Governing Law	77

37.	Enforcement	77

Schedule 1 Applicable Margin		78

Schedule 2 The Original Lenders		80

Schedule 3 Conditions Precedent		82

Schedule 4 Utilisation Request		85

Schedule 5 Mandatory Cost Formulae		86

Schedule 6 Form of Transfer Certificate		89

Schedule 7 Timetables		91

Schedule 8 Form of Confidentiality Undertaking		92

Exhibit Form of Parent Guarantee		103

THIS AGREEMENT is dated 23 March 2011 and made between:

(1)                            BUNGE FINANCE EUROPE B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Rotterdam, The Netherlands and its registered office at 11720 Borman Drive, St. Louis, Missouri 63146, United States of America and registered with the commercial register (handelsregister) of the Chamber of Commerce (Kamer van Koophandel) in Rotterdam under number 24347428 (the “Borrower”);

(2)                            ABN AMRO BANK N.V., BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, ING BANK N.V., THE ROYAL BANK OF SCOTLAND PLC, STANDARD CHARTERED BANK, UNICREDIT BANK AG, NEW YORK BRANCH, SG AMERICAS SECURITIES LLC, NATIXIS, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL) and LLOYDS TSB BANK PLC as mandated lead arrangers and bookrunners (each an “Arranger” and together the “Arrangers”);

(3)                            THE FINANCIAL INSTITUTIONS listed on Schedule 2 (The Original Lenders) as lenders (the “Original Lenders”); and

(4)                            ABN AMRO BANK N.V. as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

INTERPRETATION

1.                                       DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In this Agreement:

“2008 Facility” means the revolving facility agreement dated 28 March 2008 between, amongst others, Bunge Finance Europe B.V. as borrower, Fortis Bank (Nederland) N.V. as agent and the persons listed therein as lenders.

“2009 Facility” means the revolving facility agreement dated 24 November 2009 between, amongst others, Bunge Finance Europe B.V. as borrower, Fortis Bank (Nederland) N.V. as agent and the persons listed therein as lenders.

“Acceptable Bank” means:

(a)                                  a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)                                 any other bank or financial institution approved by the Agent.

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost Formulae).

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person.  For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Applicable Margin” means as set out in Schedule 1 (Applicable Margin) hereto.

“Applicable Moody’s Rating” means the Rating that Moody’s provides of (i) the Parent or (ii) if Moody’s does not provide a Rating of the Parent, then the Bunge Master Trust or (iii) if Moody’s does not provide a Rating of the Parent or the Bunge Master Trust then BLFC provided that BLFC is at that time an Investor Certificateholder.

“Applicable Rating” means an Applicable Moody’s Rating or an Applicable S&P Rating.

“Applicable S&P Rating” means the Rating that S&P provides of (i) the Parent or (ii) if S&P does not provide a Rating of the Parent, then the Bunge Master Trust or (iii) if S&P does not provide a Rating of the Parent or the Bunge Master Trust then BLFC provided that BLFC is at that time an Investor Certificateholder.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period beginning on the date of this Agreement and ending on the Final Maturity Date.

“Available Commitment” means, on any date, a Lender’s Commitment minus:

(a)                                its participation in any outstanding Loans on such date; and

(b)                               in relation to any proposed Utilisation, its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“BAFC” means Bunge Asset Funding Corp., a Delaware corporation, and its successors and permitted assigns.

“BASEL III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010.

“BLFC” means Bunge Limited Finance Corp., a Delaware corporation, and its successors and permitted assigns.

“Board of Directors” means, with respect to any Person, the board of directors of such Person or any duly authorised committee thereof.

“Borrower Account” means any account established by or for the Borrower, other than the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), for the purpose of depositing funds borrowed hereunder or under any Pari Passu Indebtedness and any amounts paid pursuant to the Series 2003-1 VFC Certificate and all amounts received with respect to Hedge Agreements.

“Break Costs” means the amount (if any) by which:

(a)                                  the interest minus the Applicable Margin and Mandatory Costs which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

“Bunge Master Trust” means the trust created pursuant to the Pooling Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam and New York City.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).

“Change of Control” means the occurrence of any of the following:

(a)                                  the Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”), proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the total voting power of the Voting Stock of the Parent then outstanding;

(b)                                 the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Parent;

(c)                                  the first day on which a majority of the members of the Parent’s Board of Directors are not Continuing Directors; or

(d)                                 the Borrower shall not be directly, or indirectly wholly-owned by the Parent.

“Commitment” means:

(a)                                in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 2 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                               in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 8 or in any other form agreed between the Borrower and the Agent.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who (1) was a member of such Board of Directors on the date of this Agreement; or (2) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Parent’s proxy statement in which such member was named as a nominee for election as a director).

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Daily Report” means a report prepared by the Servicer on each Business Day required pursuant to Section 4.01 of the Servicing Agreement or Clause 18 (Positive Covenants) of this Agreement, in substantially the form of Exhibit B attached to the Series 2003-1 Supplement.

“Disruption Event” means either or both of:

(a)                                  a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)                                  which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation); or

(b)                                 which has otherwise rescinded or repudiated a Finance Document,

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A).                           administrative or technical error; or

(B).                             a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)                                  the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Defaulted Loan” has the meaning as defined in Annex X of the Pooling Agreement.

“Delinquent Loan” has the meaning as defined in Annex X of the Pooling Agreement.

“Designated Obligors” means the Parent and the Subsidiaries of the Parent set forth on Schedule IV to the Parent Guarantee (and their successors) and any other Subsidiaries of the Parent designated by the Parent from time to time under the Pooling Agreement that satisfy the conditions set forth in the definition of “Eligible Obligor” in Annex X to the Pooling Agreement.  Notwithstanding the immediately preceding sentence, with the prior written consent of the Majority Lenders (which consent shall not be unreasonably withheld), the Borrower may from time to time identify, on the instructions of the Parent, the Parent and/or certain Subsidiaries that shall not be classified as Designated Obligors.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht), including any regulations issued pursuant thereto.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means the date falling 3 years after the date of the first Utilisation of the Facility.

“Finance Document” means this Agreement, any Fee Letter, any Transfer Certificate, the Parent Guarantee and any other agreement or document from time to time entered into pursuant to any of the foregoing documents and any other document designated in writing as such by the Agent and the Borrower.

“Finance Party” means the Agent, an Arranger or a Lender.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means the Borrower, the Parent and the Designated Obligors.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise  to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements” means all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Termination Amounts” means, as the context requires hereunder, all amounts (i) due and owing by the Borrower or (ii) received by the Borrower, in each case in connection with the termination of a Hedge Agreement entered into by the Borrower.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)                                  it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                 the Agent otherwise rescinds or repudiates a Finance Document;

(c)                                  (if the Agent is also a Lender) it is a Defaulting Lender; or

(d)                                 an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A).                           administrative or technical error; or

(B).                             a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)                                  the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indebtedness” means, as to any Person, without duplication:

(a)                                  all obligations of such Person for borrowed money;

(b)                                 all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business;

(d)                                 all obligations of such Person as lessee which are capitalised in accordance with GAAP;

(e)                                  all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including, without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property);

(f)                                    all obligations of such Person with respect to letters of credit and similar instruments including, without limitation, obligations under reimbursement agreements;

(g)                                 all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and

(h)                                 all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Information Memorandum” means the document in the form approved by the Borrower and the Parent concerning the Borrower and the Parent which, at their request and on their behalf, was prepared in relation to this transaction and distributed by the Arrangers to selected financial institutions before the date of this Agreement.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)                                  is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                 becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                  makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                 institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                                  has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)                                     results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                                  is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                    has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)                                 has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)                                 seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)                                     has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)                                     causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)                                  takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Investor Certificateholder” has the meaning as defined in Annex X to the Pooling Agreement.

“Lender” means:

(a)                                  any Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, in each case, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Lien” means with respect to any asset (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loan” means a loan made or to be made under the Facility or (as the context requires) the principal amount outstanding for the time being of the loan.

“Majority Lenders” means:

(a)                                  if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                 at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Master Trust Approved Currencies” means U.S. dollars, euro, sterling and yen.

“Master Trust Guaranty” means the Sixth Amended and Restated Guaranty made as of 11 June 2007 by the Parent to Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as letter of credit agent, JP Morgan Chase Bank, N.A. as administrative agent, and The Bank of New York Mellon, as collateral agent and trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Material Adverse Effect” means:

(a)                                  a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Borrower or of the Parent and its consolidated Subsidiaries taken as a whole;

(b)                                 a material impairment of the collectability of the Purchased Loans taken as a whole; or

(c)                                  a material impairment of the validity or enforceability of this Agreement or any of the other Finance Documents or of the Transaction Documents or the rights or remedies of the Agent or the Lenders against the Borrower or the Parent hereunder or under the other Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                  (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Monthly Settlement Statement” has the meaning defined in Annex X to the Pooling Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor of Moody’s credit ratings service.

“Obligors” means the Parent and the Borrower.

“Parent” means Bunge Limited, a company formed under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda.

“Parent Guarantee” means the guarantee given by the Parent in the form set out in the Exhibit to this Agreement, as the same may be amended, supplemented or otherwise modified in accordance with the terms of the Finance Documents.

“Pari Passu Indebtedness” means:

(a)                                  Indebtedness for borrowed money, the proceeds of which are used to either increase the Series 2003-1 Invested Amount, refinance Indebtedness originally used for such purpose, and/or pay expenses incurred in connection with this Agreement or any such other Indebtedness; and

(b)                                 indebtedness incurred in connection with Hedge Agreements entered into in connection with the Loans hereunder and any Pari Passu Indebtedness described in paragraph (a) above, in each case which ranks not greater than pari passu (in priority of payment) with the Loans.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Payment Period” means a period commencing on a date on which the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents have become due and payable (whether at the stated maturity, by acceleration or otherwise) and ending on the date the Loans (with accrued interest thereon) and all such other amounts are paid in full by the Borrower or the Parent.

“Permitted Indebtedness” means:

(a)                                  Indebtedness of the Borrower pursuant to this Agreement; and

(b)                                 Pari Passu Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pooling Agreement” means the Fifth Amended and Restated Pooling Agreement, dated as of 28 June 2004, among Bunge Funding, Inc., the Servicer and The Bank of New York Mellon, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Purchased Loan” has the meaning defined in Annex X to the Pooling Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period unless market practice differs in the London interbank market for a currency in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Rate of Exchange” means as of the relevant date, the rate of exchange set forth on the relevant page of the Reuters screen on or about 11.00 a.m., New York City time, for the purchase of (as the context will require) a Master Trust Approved Currency with any other Master Trust Approved Currency on such date.

“Rating Agencies” means collectively, S&P and Moody’s.

“Rating” means the rating of the Rating Agencies applicable to senior long-term, unsecured debt as announced by the Rating Agencies.

“Reference Banks” means the principal London offices of BNP Paribas, Calyon, ABN Amro Bank N.V. and The Royal Bank of Scotland plc and such other banks as may be appointed by the Agent in consultation with the Borrower.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Existence: Compliance with Law) to 17.6 (No default), paragraph (c) of Clause 17.11 (No misleading information), Clause 17.12 (No Subsidiaries), Clause 17.14 (Pari passu ranking), Clause 17.16 (Limited Purpose), Clause 17.17 (No Change) and Clause 17.19 (Tax Status).

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organisational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (and including, for the avoidance of doubt, all applicable environmental laws and regulations and the Employee Retirement Income Security Act of 1974), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any member of the board of directors (bestuur), the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Borrower or Parent, as applicable, or any other officer of the Borrower or Parent, as applicable, customarily performing functions similar to those performed by any of the above-designated officers.

“Rollover Loan” means one or more Loans:

(a)                                  made or to be made on the same day that a maturing Loan is due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the maturing Loan; and

(c)                                  made or to be made for the purpose of refinancing a maturing Loan.

“Sale Agreement” means the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among Bunge Funding Inc., as buyer, Bunge Finance Limited, a Bermuda company, as a seller, and Bunge Finance North America, Inc. a Delaware corporation, as a seller, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business or any successor of S&P’s credit ratings service.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means, for the purposes of Clause 23.8 (Security over Lenders’ rights), a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Series 2003-1 Accrued Interest” shall have the meaning assigned in subsection 3A.03 of Series 2003-1 Supplement.

“Series 2003-1 Adjusted Invested Amount” shall mean, as of any date of determination, (i) the Series 2003-1 Invested Amount (as defined in Annex X to the Pooling Agreement) on such date, minus (ii) the amount on deposit in the Series 2003-1 Collection Subaccount on such date that is available to reduce the Series 2003-1 Invested Amount up to a maximum of the Series 2003-1 Invested Amount.

“Series 2003-1 Allocated Loan Amount” shall mean, on any date of determination, the lower of (i) the Series 2003-1 Target Loan Amount on such day and (ii) the product of (x) the Aggregate Loan Amount (as defined in Annex X to the Pooling Agreement) on such day times (y) the percentage equivalent of a fraction the numerator of which is the Series 2003-1 Target Loan Amount on such day and the denominator of which is the Aggregate Target Loan Amount (as defined in Annex X to the Pooling Agreement) on such day.

“Series 2003-1 Collection Subaccount” shall have the meaning assigned in subsection 3A.02(a) of the Series 2003-1 Supplement.

“Series 2003-1 Early Amortisation Event” shall have the meanings assigned in Section 5.01 of the Series 2003-1 Supplement and Section 7.01 of the Pooling Agreement.

“Series 2003-1 Invested Amount” has the meaning given to this term in Annex X to the Pooling Agreement.

“Series 2003-1 Supplement” means the Bunge Master Trust Series 2003-1 First Amended and Restated Supplement dated as of 15 February 2008 to the Pooling Agreement among Bunge Funding, Inc., as company, the Servicer, the Borrower, as Series 2003-1 Purchaser and The Bank of New York Mellon, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Series 2003-1 Target Loan Amount” shall mean, on any date of determination, the sum of (i) the Series 2003-1 Adjusted Invested Amount on such date plus (ii) the result of (a) Series 2003-1 Accrued Interest on such day minus (b) the amount on deposit in the Series 2003-1 Collection Subaccount on such day that is available to pay such Series 2003-1 Accrued Interest.

“Series 2003-1 VFC Certificate” shall mean the First Amended and Restated Series 2003-1 VFC Certificate executed by Bunge Funding, Inc. and authenticated by or on behalf of The Bank of New York Mellon, as trustee, substantially in the form of Exhibit A attached to the Series 2003-1 Supplement.

“Servicer” means Bunge Management Services, Inc., a Delaware corporation, and any “Successor Servicer” (as defined in Annex X to the Pooling Agreement).

“Servicing Agreement” means the Third Amended and Restated Servicing Agreement, dated as of 23 December 2003 among Bunge Funding, Inc., the Servicer and The Bank of New York Mellon, as trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any such time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Commitments, being $1,750,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                  the proposed transfer date specified in the Transfer Certificate; and

(b)                                 the date on which the Agent executes the Transfer Certificate.

“Transaction Documents” means the Master Trust Guaranty, the Pooling Agreement, the Series 2003-1 Supplement, the Series 2003-1 VFC Certificate, the Sale Agreement and the Servicing Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

1.2                                 Construction

(a)                                  Unless a contrary indication appears any reference in this Agreement to:

(i)                                     the “Agent”, any “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                  “assets” of any Person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets, rights and revenues (including any right to receive revenues);

(iii)                               a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented or novated;

(iv)                              a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)                                 a provision of law is a reference to that provision as amended or re-enacted; and

(vi)                              a time of day is a reference to London time.

(b)                                 Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                 A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)                                  In this Agreement, where it relates to a Dutch entity, a reference to:

(i)                                     a necessary action to authorise where applicable, includes without limitation:

(A)                              any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(B)                                obtaining an unconditional positive advice (advies) from the competent works council(s);

(ii)                                  a winding-up, administration or dissolution includes a Dutch entity being:

(A)                              declared bankrupt (failliet verklaard);

(B)                                dissolved (ontbonden);

(iii)                               a moratorium includes surseance van betaling and granted a moratorium includes surséance verleend;

(iv)                              a trustee in bankruptcy includes a curator;

(v)                                 an administrator includes a bewindvoerder;

(vi)                              a(n) (administrative) receiver does not include a curator or bewindvoerder; and

(vii)                           an attachment includes a beslag.

1.3                                 Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States, “EUR” and “euro” means the single currency unit of the Participating Member States, “£” and “sterling” denote lawful currency of the United Kingdom of Great Britain and Northern Ireland and “yen” means the lawful currency of Japan.

1.4                                 Third party rights

(a)                                  Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                 Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

THE FACILITY

2.             THE FACILITY

2.1           The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2           Finance Parties’ rights and obligations

(a)           The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)           A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.             PURPOSE

3.1           Purpose

The Facility shall be available solely to enable the Borrower to (i) prepay the total amount outstanding under the 2008 Facility, (ii) prepay the total amount outstanding under the 2009 Facility, (iii) make advances to the Bunge Master Trust pursuant to the Series 2003-1 VFC Certificate, (iv) repay Permitted Indebtedness outstanding from time to time, and (v) pay expenses incurred in connection with the Facility and Pari Passu Indebtedness.  The Borrower undertakes that all amounts advanced to the Bunge Master Trust will be used by the Bunge Master Trust to make (or refinance existing) intercompany loans to the Designated Obligors for general corporate purposes.

3.2           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.             CONDITIONS OF UTILISATION

4.1           Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) and copies of any other document, authorisation, opinion or assurance reasonably requested by the Agent in form and substance reasonably satisfactory to the Agent.

The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2           Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)           in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)           the Repeating Representations to be made by the Borrower under this Agreement and the representations to be made by the Parent under Section 7 of the Parent Guarantee are true in all material respects.

4.3           Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 30 Loans shall be outstanding.

UTILISATION

5.             UTILISATION

5.1           Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2           Completion of a Utilisation Request

(a)           Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)            the proposed Utilisation Date is a Business Day within the Availability Period and, in the case of the first Utilisation Date, a Business Day no later than one Month after the date of this Agreement;

(ii)           the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)          the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)           Only one Loan may be requested in each Utilisation Request.

5.3           Currency and amount

(a)           The currency specified in a Utilisation Request must be dollars.

(b)           The amount of the proposed Loan must be a minimum of $10,000,000 or, if less, the Available Facility.

5.4           Lenders’ participation

(a)           If the conditions set out in this Agreement have been met, and subject to Clause 6 (Repayment), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)           The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)           The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

REPAYMENT, PREPAYMENT AND CANCELLATION

6.             REPAYMENT

(a)           The Borrower shall repay each Loan on the last day of its Interest Period.

(b)           Without prejudice to the Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made to the Borrower:

(i)            on the same day that a maturing Loan is due to be repaid by the Borrower;

(ii)           in the same currency as the maturing Loan; and

(iii)          in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)          if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)           the Borrower will only be required to pay an amount in cash with respect to the maturing Loan equal to that excess; and

(2)           each Lender’s participation (if any) in the new Loans shall be treated as having been made to and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)          if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)           the Borrower will not be required to make any payment in cash with respect to the maturing Loan; and

(2)           each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made to and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

7.             PREPAYMENT AND CANCELLATION

7.1           Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)           that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)           upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)           the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2           Change of control

If after the date of this Agreement any Change of Control shall occur:

(a)           the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(b)           the Agent, acting on the instructions of the Majority Lenders, shall by not less than 5 days’ notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3           Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the Available Facility.  Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.  Any amounts cancelled under this Clause 7.3 may not be reinstated.

7.4           Voluntary Prepayment of Loans

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Loan by a minimum amount of $5,000,000).

7.5           Right of repayment and cancellation in relation to a single Lender

(a)           If:

(i)            any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)           any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)           On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)           On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

(d)           The Borrower may, in the circumstances set out in paragraph (a) above, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)           The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)            the Borrower shall have no right to replace the Agent;

(ii)           neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)          in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.6           Restrictions

(a)           Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this

Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)           Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)           The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)           No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)            If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

COSTS OF UTILISATION

8.             INTEREST

8.1           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)           Applicable Margin;

(b)           LIBOR; and

(c)           Mandatory Cost, if any.

8.2           Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

8.3           Default interest

(a)           If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)            the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)           the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)           Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4           Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.             INTEREST PERIODS

9.1           Selection of Interest Periods

(a)           The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)           Subject to this Clause 9, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(c)           An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(d)           A Loan has one Interest Period only.

9.2           Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.           CHANGES TO THE CALCULATION OF INTEREST

10.1         Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2         Market disruption

(a)           If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then subject to Clause 10.3 (Alternative basis of interest or funding) the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)            the Applicable Margin;

(ii)           the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)          the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)           In this Agreement “Market Disruption Event” means:

(i)            at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(ii)           before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3         Alternative basis of interest or funding

(a)           If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4         Break Costs

(a)           The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)           Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.           FEES

11.1         Commitment fee

(a)           The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 35 per cent. of the Applicable Margin on the Available Facility.

(b)           The accrued commitment fee is payable in arrears on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)           No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2         Arrangement fee

The Borrower shall pay to the Arrangers an arrangement fee in the amount and at the time agreed in a Fee Letter.

11.3         Participation fee

The Borrower shall pay to the Agent (for the account of each Lender) a participation fee in the amount and at the time agreed in a Fee Letter.

11.4         Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

ADDITIONAL PAYMENT OBLIGATIONS

12.           TAX GROSS UP AND INDEMNITIES

12.1         Definitions

(a)           In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)           Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

12.2         Tax gross-up

(a)           The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)           The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction)  notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)           Subject to sub-clause 12.2(d) and sub-clause 23.2(f), if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)           A payment shall not be increased under sub-clause 12.2(c) above by reason of a Tax Deduction if and to the extent the obligation to make a Tax Deduction (i) was required by law on the date of this Agreement or (ii) results from a Finance Party’s failure to comply with sub-clause 12.2(g).

(e)           If the Borrower is required by law or regulation to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law or regulation.

(f)            Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)           The Borrower hereby confirms to each Lender that it has made an election to be disregarded as an entity separate from its parent, Bunge N.A. Holdings, Inc., for U.S. federal income tax purposes.  Each Lender shall, to the extent permitted by law, deliver to the Agent for transmission to the Borrower (on or before the date of the first interest payment after such Lender becomes a party to this Agreement) or as otherwise reasonably requested by the Borrower a duly completed copy of Internal Revenue Service Form W-9, W-8BEN, or Form W-ECI, as applicable, or any successor forms, or any other forms as may be necessary to establish a reduction in, or complete exemption from, U.S. withholding tax on payments under the Series 2003-1 VFC Certificate or, as the case may be, on payments of interest on the Loans.  To the extent that any such forms become obsolete as a result of lapse in time or change in circumstance, each Lender shall (promptly upon the request of the Borrower in the case of such form becoming obsolete as a result of lapse in time), to the extent permitted by law, deliver to the Agent for transmission to the Borrower, revised forms as may be necessary to establish a reduction in, or complete exemption from, U.S. withholding tax on such payments.

12.3         Tax indemnity

(a)           The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)           Paragraph (a) above shall not apply:

(i)            with respect to any loss, liability or cost related to any Tax assessed on a Finance Party:

(A)          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)          under the law of any jurisdiction in which that Finance Party otherwise does business or has a present or former connection,

if that Tax is imposed on or calculated by reference to the overall net income of that Finance Party (or a branch thereof); or

(ii)           to the extent a loss, liability or cost:

(A)          is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)          would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross up) applied; or

(C)          is related to any Tax assessed on the Finance Party resulting from an assignment or transfer by the Finance Party of any of its rights and obligations under the Finance Documents or a change by the Finance Party of its Facility Office to the extent provided in paragraph (f) of Clause 23.2.

(c)           A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)           A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4         Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)           a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)           that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.  To the extent the Finance Party loses a Tax Credit for which it has made a payment hereunder, the Finance Party shall so notify the Borrower and the Borrower shall refund the amounts paid to such Borrower with respect to such Tax Credit.

12.5         Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6         Value added tax

(a)           All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(b)           Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13.           INCREASED COSTS

13.1         Increased costs

(a)           Subject to Clause 13.2 (Increased cost claims) and Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement, or, if later, the date on which the relevant Finance Party became a Party to this Agreement (provided, however, that for the purposes of this Agreement and the other Finance Documents and to the extent permitted by applicable laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement) or (iii) the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III (including, for the avoidance of doubt, the Dodd-Frank Wall Street Reform and Consumer Protection Act).

(b)           In this Agreement “Increased Costs” means:

(i)            a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)           an additional or increased cost; or

(iii)          a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2         Increased cost claims

(a)           A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.  The Borrower shall not be required to compensate a Lender pursuant to Clause 13 (Increased costs) for any amounts incurred more than six months prior to the date the Borrower receives notification of such claim; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such six month period shall be extended to include the period of such retroactive effect.

(b)           Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Increased Costs (setting out reasonable information showing the basis for and calculation of such amount).

13.3         Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)           attributable to a Tax Deduction;

(b)           compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated because the exclusions in paragraph (b) of Clause 12.3 (Tax Indemnity) applied);

(c)           compensated for by the payment of the Mandatory Cost; or

(d)           attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

In this Clause 13.3 (Exceptions), a reference to “Tax Deduction” has the same meaning given to such term in Clause 12.1 (Definitions).

14.           OTHER INDEMNITIES

14.1         Currency indemnity

(a)           If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)            making or filing a claim or proof against the Borrower;

(ii)           obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)           The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2         Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)           the occurrence of any Event of Default;

(b)           a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)           funding, or making arrangements to fund, its participation in a Loan requested by it in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)           a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)           any claim by the Agent against any of the Lenders pursuant to Clause 25.10 (Lenders’ indemnity to the Agent).

14.3         Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)           investigating any event which it reasonably believes is a Default; or

(b)           acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

except to the extent such cost, loss or liability arises from (i) the wilful misconduct or gross negligence of the Agent or (ii) the Agent’s breach of express duties under the Finance Documents.

15.           MITIGATION BY THE LENDERS

15.1         Mitigation

(a)           Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 5 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Facility Office or bank or financial institution reasonably acceptable to the Borrower.

(b)           Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2         Limitation of liability

(a)           The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)           A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.           COSTS AND EXPENSES

16.1         Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arrangers the amount of all costs and out-of-pocket expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)           this Agreement and any other documents referred to in this Agreement; and

(b)           any other Finance Documents executed after the date of this Agreement.

16.2         Amendment costs

If the Borrower requests an amendment, waiver or consent the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and out-of-pocket expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3         Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and out-of-pocket expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.           REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1         Existence; Compliance with Law

The Borrower (a) is duly organised and validly existing under the laws of the jurisdiction of its organisation, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

17.2         Power; Authorisation; Enforcement Obligations

The Borrower has the power and authority, and the legal right, to make, deliver and perform the Finance Documents to which it is a party and to obtain Loans hereunder.  The Borrower has taken all necessary organisational action to authorise the execution, delivery and performance of the Finance Documents to which it is a party and to authorise the Loans on the terms and conditions of this Agreement.  Subject to any qualification as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent), no consent or authorisation of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Finance Documents to which the Borrower is a party.  Each Finance Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower.  Subject to any qualification as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent), this Agreement constitutes, and each other Finance Document to which the Borrower is a party, upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with the terms.

17.3         No Legal Bar

The execution, delivery and performance of this Agreement and the other Finance Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

17.4         Governing law and enforcement

Subject to any qualifications as to legal matters contained in the legal opinions referred to in Schedule 3 (Conditions Precedent):

(a)           The choice of English law as the governing law of this Agreement and New York law as the governing law of the Parent Guarantee will be recognised and enforced in its jurisdiction of incorporation; and

(b)           Any judgement obtained in England in relation to this Agreement and in New York in relation to the Parent Guarantee will be recognised and enforced in its jurisdiction of incorporation.

17.5         Litigation

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Finance Documents to which the Borrower is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

17.6         No Default

The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

17.7         Ownership of Property; Liens

The Borrower has good title to all its property, and none of such property is subject to any Lien (except for any Lien arising by virtue of the maintenance of a credit balance on any bank account by the Borrower pursuant to the general terms and conditions of the bank with which such account is held).

17.8         Taxes

The Borrower has filed or caused to be filed all material corporate income tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).  To the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

17.9         Deduction of Tax

The Borrower is not required under Netherlands law to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.10       No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.11       No misleading information

(a)           Any factual information provided by the Borrower for the purposes of the Information Memorandum was in all material respects taken as a whole true and accurate as at the date it was provided or as at the date (if any) at which it is stated.

(b)           Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect in light of the circumstances under which such information was supplied.

(c)           All written information supplied by the Borrower is in all material respects taken as a whole with other written information supplied by the Borrower true and accurate and is not misleading in light of the circumstances under which such information was supplied as at the date it was provided or as at the date (if any) at which it is stated.

17.12       No Subsidiaries

It has no Subsidiaries.

17.13       Use of Proceeds

The proceeds of the Loans shall be used solely to (i) prepay the total amount outstanding under the 2008 Facility, (ii) prepay the total amount outstanding under the 2009 Facility, (iii) make advances under the Bunge Master Trust pursuant to the Series 2003-1 VFC Certificate, (iv) repay Permitted Indebtedness outstanding from time to time, or (v) pay expenses incurred in connection with this Agreement and any Pari Passu Indebtedness.

17.14       Pari passu ranking

Its payment obligations under the Finance Documents rank at all times at least pari passu with the claims of all its other unsecured and unsubordinated creditors (other than any such claims that are preferred by mandatory provisions of law).

17.15       Solvency

Each member of the Group that is a party to a Finance Document, is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

17.16       Limited Purpose

It is a single purpose entity that was formed for the sole purpose of (a) holding the Series 2003-1 VFC Certificate, (b) borrowing under this Agreement, (c) incurring Pari Passu Indebtedness and (d) entering into Hedge Agreements in connection with this Agreement and such Pari Passu Indebtedness.  Other than cash derived from Hedge Agreements and distributions of Series 2003-1 Accrued Interest and Series 2003-1 Invested Amount (as defined in Annex X to the Pooling Agreement) to the Borrower under the Series 2003-1 VFC Certificate, which cash shall be used by the Borrower solely to make interest, principal and premium (if any) payments under this Agreement and under any Pari Passu Indebtedness and to pay for its reasonable operating expenses (and, in the case of cash derived from Hedge Agreements, to make advances under the Series 2003-1 VFC Certificate), the Series 2003-1 VFC Certificate is the sole asset of the Borrower.

17.17       No Change

Since 31 December 2010, in respect of the Parent and its consolidated Subsidiaries, and since the date of this Agreement in respect of the Borrower, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

17.18       Dutch FSA

The Borrower shall ensure that, in the event that its activities bring it, or at any time will bring it, within the definition of “bank” in the Dutch FSA:

(a)           it will comply with Chapter 2.2 Dutch FSA; or

(b)           it has the benefit of a statutory exemption under Article 3.2 Dutch FSA.

17.19       Tax Status

No notice under Section 36 of the Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.

17.20       Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

18.           POSITIVE COVENANTS

The covenants in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

The Borrower shall:

18.1         Information Miscellaneous

Provide the Agent all information (including any public information) that the Agent may reasonably request in writing concerning the business of the Borrower within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of the Borrower’s fiscal year.

18.2         Bunge Master Trust information

Furnish or cause to be furnished to the Agent in sufficient number for each Lender, copies of all

(a)           Daily Reports prepared by the Servicer pursuant to Clause 18.14 below;

(b)           notices of Series 2003-1 Early Amortisation Events; and

(c)           Monthly Settlement Statements;

provided that the documents set forth in paragraphs (a) and (c) above of this sub-Clause 18.2 shall be provided only upon request of the Agent or the Majority Lenders.

18.3         Taxes

Take all actions necessary to ensure that all taxes and other governmental claims in respect of the Borrower’s operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.

18.4         Compliance

Comply with all Requirements of Law except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Finance Documents.

18.5         Audited financial statements

Beginning with the fiscal year commencing in 2010, furnish to the Agent in sufficient number for each Lender as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements consisting of the balance sheet of the Borrower as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by independent certified public accountants satisfactory to the Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.

18.6         Unaudited financial statements

Beginning with the fiscal year commencing in 2010, furnish to the Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of the Borrower, unaudited financial statements consisting of a balance sheet of the Borrower as at the end of such quarter and a statement of income and retained earnings for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Borrower) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.

18.7         Financial statements certificate

Furnish, or cause to be furnished, to the Agent together with the financial statements required pursuant to Clause 18.5 and Clause 18.6 a certificate of a Responsible Officer of the Borrower stating (a) that the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower, (b) that the Borrower is in compliance with Clause 18.10 and (c) all information and calculations necessary for determining compliance by the Borrower with Clause 19.1 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.

18.8         Corporate existence, Conduct of business

(a)           Except as otherwise permitted by the Finance Documents, preserve, renew and keep in full force and effect its corporate existence; and

(b)           take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

18.9         Notification of default

Notify the Agent of any:

(a)           Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, and

(b)           development or event which has had, or which the Borrower in its good faith judgement believes will have, a Material Adverse Effect.

18.10       Proceeds

(a)           Use the proceeds from the Loans to:

(i)            make advances under the Series 2003-1 VFC Certificate;

(ii)           repay Permitted Indebtedness outstanding from time to time; or

(iii)          pay expenses incurred in connection with the Facility and any Pari Passu Indebtedness provided, that in any event the Borrower shall, to the extent necessary, first use the proceeds from the initial Loan under this Agreement to repay the principal of and accrued interest on, all outstanding loans under the 2008 Facility and the 2009 Facility; or

(b)           Use the proceeds from any Pari Passu Indebtedness to:

(i)            make advances under the Series 2003-1 VFC Certificate;

(ii)           repay Permitted Indebtedness outstanding from time to time; or

(iii)          pay expenses incurred in connection with this Agreement and any such Pari Passu Indebtedness.

18.11       Notification of amounts due

On each day after the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents have become due and payable (whether at the stated maturity, by acceleration, or otherwise), give the notice contemplated by Section 2.06 of the Series 2003-1 Supplement, such notice to specify an amount equal to the lesser of (i) the funds on deposit in the Series 2003-1 Collection Subaccount on such day and (ii) the outstanding principal amount of the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents.

18.12       Notification of Applicable Rating

Promptly notify the Agent of any change in an Applicable Rating.

18.13       Direction of Trustee

At the direction of the Agent or the Majority Lenders, exercise its right under Section 8.14 of the Pooling Agreement to direct the trustee under the Bunge Master Trust when the Lenders are affected by the conduct of any proceeding or the exercise of any right conferred on the trustee under the Bunge Master Trust.

18.14       Submission of Daily Report

On each Utilisation Date on which a Loan is made, cause the Servicer to submit a Daily Report to the Borrower and to the trustee under the Bunge Master Trust no later than 12:00 (Noon), New York City time, setting forth the information required by Section 4.01 of the Servicing Agreement.

19.           NEGATIVE COVENANTS

The covenants in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

The Borrower will not:

19.1         Series 2003-1 Allocated Loan Amount

Permit the Series 2003-1 Allocated Loan Amount to be less than the result of:

(a)           adding (i) the aggregate principal amount of and accrued interest on the Loans outstanding hereunder and (ii) all other Pari Passu Indebtedness outstanding (including any net payment obligations of the Borrower related to Hedge Agreements, but excluding all Hedge Termination Amounts due and owing by the Borrower) calculated by converting any Master Trust Approved Currency other than dollars into dollars at the Rate of Exchange;

(b)           and deducting therefrom, the aggregate amount of any Master Trust Approved Currency (including any net receipts from Hedge Agreements, but excluding any Hedge Termination Amounts received by the Borrower) on deposit in any Borrower Account or the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), calculated by converting any Master Trust Approved Currencies other than dollars into dollars at the Rate of Exchange, that are unconditionally available to repay the aggregate amount of the Indebtedness and interest accrued thereon described in the foregoing sub-clauses (a)(i) and (ii) of this sub-clause 19.1  (or with respect to the Series 2003-1 Collection Subaccount (or any sub-subaccount thereof), unconditionally available to repay the principal and accrued interest on the Series 2003-1 VFC Certificate which Master Trust Approved Currency amounts are in turn unconditionally available to make such payments on the principal of and accrued interest on the Loans and other Pari Passu Indebtedness in the foregoing sub-clauses (a)(i) and (ii) of this sub-clause 19.1.

19.2         Negative Pledge

Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, including without limitation the Series 2003-1 VFC Certificate, whether now owned or hereafter required (except for any Lien arising by virtue of the maintenance of a credit balance on any bank account by the Borrower pursuant to the general terms and conditions of the bank with which such account is held).

19.3         Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness.

19.4         Loans and Guarantees

Except as contemplated by the Finance Documents or the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so)

any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

19.5         Merger

Enter into any amalgamation, merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset.

19.6         Other Agreements

(a)           Enter into or be a party to any agreement or instrument other than the Finance Documents, the Transaction Documents to which it is a party, and any agreement or instrument related to the incurrence of Pari Passu Indebtedness; or

(b)           Enter into or be a party to any agreement or instrument related to the incurrence of Pari Passu Indebtedness that does not include a provision substantially to the effect set forth in sub-clause 20.1 (No Bankruptcy Petition against the Borrower; Liability of the Borrower).

19.7         Expenditure

Except as permitted by any Transaction Document, make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personalty), unless such expenditure is approved in writing by the Agent.

19.8         Restriction of business

Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Finance Documents and the Transaction Documents.

19.9         Constitutional Documents

Amend its constitutional documents without the prior written consent of the Agent.

19.10       Amendments to Transaction Documents

Amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of, any Transaction Document except in accordance with the provisions of this sub-clause 19.10.  Any provision of any Transaction Document may be amended, waived, supplemented, restated, discharged or terminated without the consent of the Agent or the Lenders; provided such amendment, waiver, supplement or restatement does not:

(a)           render the Series 2003-1 VFC Certificate subordinate in payment to any other Series under the Bunge Master Trust;

(b)           reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on the Series 2003-1 VFC Certificate; or

(c)           change the definition of or the manner of calculating the interest of the Borrower in the assets of the Bunge Master Trust; and

provided further that the Agent shall have received prior notice thereof together with copies of any documentation related thereto.  Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in sub-clauses (a), (b) or (c) above shall require the written consent of the Agent acting at the direction of the Majority Lenders.

19.11       Powers of Attorney

Grant any powers of attorney to any Person for any purposes except where permitted by the Finance Documents.

19.12       Increase in Series 2003-1 Invested Amount

Increase the Series 2003-1 Invested Amount during any Payment Period.

19.13       Servicer

Take any action which would permit the Servicer to have the right to refuse to perform any of its respective obligations under the Servicing Agreement.

19.14       Hedge Agreements

Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks directly arising from its borrowings under this Agreement or other Pari Passu Indebtedness.

20.           COVENANT OF AGENT AND LENDERS AND PATRIOT ACT NOTICE

20.1         No Bankruptcy Petition Against the Borrower; Liability of the Borrower

(a)           Each of the Agent and the Lenders hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Loans and other amounts payable hereunder and all Pari Passu Indebtedness, it will not institute against, or join with or assist any other Person in instituting against, the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable insolvency laws.  This sub-clause 20.1 shall survive the termination of this Agreement.

(b)           Notwithstanding any other provision hereof or of any other Finance Documents, the sole remedy of the Agent, any Lender or any other Person against the Borrower in respect of any obligation, covenant, representation, warranty or agreement of the Borrower under or related to this Agreement or any other Finance Document shall be against the assets of the Borrower.  Neither the Agent, nor any Lender nor any other Person shall have any claim against the Borrower to the extent that such assets are insufficient to meet such obligations, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished; provided, however, that the provisions of this sub-clause 20.1 apply solely to the obligations of the Borrower and shall not extinguish such shortfall or otherwise restrict such Person’s rights or remedies against the Parent.

20.2         PATRIOT Act Notice

Each Finance Party hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Finance Party to identify the Borrower in accordance with the PATRIOT Act.

In this Clause “PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56, signed into law 26 October 2001.

21.           EVENTS OF DEFAULT

Each of the events set out in Clauses 21.1 (Non-payment) to 21.12 (Tax Status) (inclusive) is an Event of Default.

21.1         Non-payment

Any Obligor shall fail to pay any principal of any Loan when due in accordance with the terms hereof or any Obligor shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Finance Document, unless such failure to pay is caused by administrative or technical error and payment is made within 5 Business Days of its due date; or

21.2         Misrepresentation

Any representation or warranty made or deemed made by the Borrower or the Parent herein or in any other Finance Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Finance Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

21.3         Other Obligations

(a)           The Borrower shall default in the observance or performance of any agreement contained in Clause 19 (Negative Covenants) of this Agreement or the Parent shall default in the observance or performance of any agreement contained in Sections 8.1(c), 8.1(g)(i), 8.1(h), 8.1(i) or 8.2 of the Parent Guarantee; or

(b)           the Borrower or the Parent shall default in the observance or performance of any other agreement contained in this Agreement or any other Finance Document (other than as provided in sub-clause 21.1 or sub-clause 21.3(a) of this Clause), and if capable of being remedied such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of the Borrower or the Parent has knowledge of such default and (ii) the Borrower or the Parent receives written notice thereof from the Agent or the Majority Lenders; or

21.4         Cross default

The Borrower, BAFC, BLFC or any other Investor Certificateholder that is an Affiliate of the Parent shall:

(a)           default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or

(b)           default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

(c)           default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable;

provided that:

(i)            a default, event or condition described in Clause (a), (b) or (c) of this sub-clause 21.4 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in Clause (a), (b) and (c) of this sub-clause 21.4 shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which together exceeds in the aggregate $50,000,000; provided further that the proviso specified in sub-clause 21.4(i) shall be deemed inapplicable at any time that any Purchased Loan shall constitute a Defaulted Loan or shall have constituted a Delinquent Loan for a period of more than three (3) successive Business Days; and

(ii)           sub-clause 21.4(c) shall be deemed inapplicable if the occurrence of such event or condition referred to above gives rise to an obligation to make a mandatory prepayment without further demand of any person on terms agreed prior to the occurrence of such event or condition; or

21.5         Group default

Any member of the Group (other than the Borrower) shall:

(a)           default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or

(b)           default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

(c)           default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that:

(i)            a default, event or condition described in Clause (a), (b) or (c) of this sub-clause 21.5 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in Clauses (a), (b) and (c) of this sub-clause 21.5 (Group Default) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which together exceeds in the aggregate $50,000,000; and

(ii)           this sub-clause 21.5(c) shall be deemed inapplicable if the occurrence of such event or condition referred to above gives rise to an obligation to make a mandatory prepayment without further demand of any person on terms agreed prior to the occurrence of such event or condition; or

21.6         Insolvency

(a)           Any member of the Group or Bunge Funding Inc. shall commence any case, proceedings or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee in bankruptcy, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any member of the Group or Bunge Funding Inc. shall make a general assignment for the benefit of its creditors; or

(b)           there shall be commenced against any member of the Group or Bunge Funding Inc. any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or

(c)           there shall be commenced against any member of the Group or Bunge Funding Inc. any case, proceeding or other action seeking issuance of a warrant of expropriation, attachment, sequestration, distress, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(d)           any member of the Group or Bunge Funding, Inc. shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Clause (a), (b), or (c) above; or

(e)           any member of the Group or Bunge Funding, Inc. shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due.

21.7         Final Judgement against Group

One or more final judgements or orders shall be entered against any member of the Group (other than the Borrower) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such final judgements or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

21.8         Final Judgement against Borrower

One or more final judgements or orders shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such final judgements or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

21.9         Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents; or

21.10       Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document; or

21.11       Effectiveness

Any of the Finance Documents or the Transaction Documents shall cease, for any reason, to be in full force and effect or the Borrower or the Parent shall so assert in writing; or

21.12       Tax Status

A notice under Section 36 Dutch Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.

21.13       Acceleration

On and at any time after the occurrence of an Event of Default (which is continuing) the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)           cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)           declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)           with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders, the Agent shall, by notice to the Borrower, instruct the Borrower to, and in such event the Borrower shall, instruct the trustee of the Bunge Master Trust to declare the principal and accrued interest in respect of the Purchased Loans to be due and payable.  Except as expressly provided above in this Clause, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower, provided that if an Event of Default under Clause 21.6 (Insolvency Proceedings) shall occur in respect of the Group or Bunge Funding, Inc., then without notice or any other act by the Agent or any other person, the Loans, interest thereon and all other amounts owed under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

22.           USE OF WEBSITES

22.1

(a)           The Borrower may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) by notifying the Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website.

(b)           In any event the Borrower shall supply the Agent with one copy in paper form of any information which is posted onto the website.

22.2       The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

22.3       The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)           the Designated Website cannot be accessed due to technical failure;

(b)           the password specifications for the Designated Website change;

(c)           any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)           any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)           the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph 22.3(a) or paragraph 22.3(e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

22.4         “Know your customer” checks

(a)           If:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)           any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)          a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

CHANGES TO PARTIES

23.           CHANGES TO THE LENDERS

23.1         Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)           assign any of its rights; or

(b)           transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2         Conditions of assignment or transfer

(a)           The consent of the Borrower (not to be unreasonably withheld or delayed) is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender, or an Event of Default has occurred and has not been waived.

(b)           The Borrower will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)           The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)           An assignment will only be effective:

(i)            on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)           performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)           A transfer will only be effective if the procedure set out in Clause 23.5  (Procedure for transfer) is complied with.

(f)            If:

(i)            a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)           as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), then, notwithstanding anything to the contrary contained in any Finance Document, the Borrower shall not be required to increase any amounts payable to a New Lender (in the case of an assignment or a transfer) or Lender (in the case of a change in Facility Office) pursuant to those Clauses except to the extent the Lender making such assignment or transfer or change in Facility Office was entitled, at the time of such assignment or transfer or change in Facility Office, to receive additional amounts from the Borrower with respect to such Clauses.

(g)           An assignment or transfer of part (but not all) of a Lender’s Commitment and Loans must (unless such transfer or assignment is to an Existing Lender or an Event of Default has occurred and is continuing) be in a minimum aggregate amount of $5,000,000.

(h)           Without prejudice to paragraph (g) above, the amount transferred to a New Lender in relation to a Loan or a Commitment shall be at least the dollar equivalent of EUR 50,000 or, if it is less, the New Lender shall confirm to the Borrower that it is a “professional market party” within the meaning of the Dutch FSA.

(i)            The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for the purpose of this paragraph (i), to maintain a register (the “Register”) on which the Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Agent shall retain a copy of each Transfer Certificate delivered to the Agent pursuant to this Clause 23 (Changes to the Lenders).  Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation or any error in such recordation shall be corrected by the Agent upon notice or discovery thereof), and the Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan is registered as the Lender thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary.  A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register.  Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of a Transfer Certificate duly executed by the assignor thereof.  No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent, acting promptly, as provided in this paragraph (i).  The Agent shall supply a copy of the Register to the Borrower upon request.  It is intended that the procedures described in this sub-clause 23.2(i) will cause the Loans to be treated as being in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended.

23.3         Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $1,500.

23.4         Limitation of responsibility of Existing Lenders

(a)           Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)            the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)           the financial condition of any Obligor;

(iii)          the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)            has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any member of the Group and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)           will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)           Nothing in any Finance Document obliges an Existing Lender to:

(i)            accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)           support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5         Procedure for transfer

(a)           Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)           The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)           On the Transfer Date:

(i)            to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)           each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)          the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)          the New Lender shall become a Party as a “Lender”.

23.6         Disclosure of information

Any Lender may disclose to any of its Affiliates and any:

(a)           other person to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)           other person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation, or any hedge, in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)           other person to whom, and to the extent, that information is required to be disclosed by any applicable law or regulation or by the rules of any relevant stock exchange or is required to be disclosed to any taxation authority (or similar body);

(d)           other person in connection with a securitisation of that Lender’s rights or obligations under the Finance Documents (or a similar transaction of a broadly equivalent economic effect);

(e)           other persons to whom the Lenders will charge, assign or otherwise create Security in or over its rights under any Finance Document to secure obligations of that Lender pursuant to Clause 23.8 (Security over Lender’s rights);

(f)            of its professional advisers and service providers who are under a duty of confidentiality to it; or

(g)           rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to the Lender or any of its affiliates;

(h)           person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (a) and (b) above; or

(i)            person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes, any information about the Borrower, the Group and the Finance Documents (including the size and term of the Facility and the name of the Borrower) as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

23.7         Disclosure to numbering service providers

(a)           Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(i)            name of the Borrower;

(ii)           country of domicile of Borrower;

(iii)          place of incorporation of Borrower;

(iv)          date of this Agreement;

(v)           the names of the Agent and the Arranger;

(vi)          date of each amendment and restatement of this Agreement;

(vii)         amount of Total Commitments;

(viii)        currencies of the Facility;

(ix)           type of Facility;

(x)            ranking of Facility;

(xi)           Final Maturity Date for Facility;

(xii)          changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)         such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)           The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)           The Borrower represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)           The Agent shall notify the Borrower and the other Finance Parties of:

(i)            the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or the Borrower; and

(ii)           the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.

23.8         Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23 (Changes to Lenders), each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)           any charge, assignment or other Security to secure obligations to a federal reserve or central bank or government authority, department or agency including HM Treasury or equivalent or any other authorised government body; and

(b)           in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)            release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)           require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.           CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

THE FINANCE PARTIES

25.           ROLE OF THE AGENT AND THE ARRANGERS

25.1         Appointment of the Agent

(a)           Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)           Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2         Duties of the Agent

(a)           The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)           Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)           If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)           If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)           The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3         Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4         No fiduciary duties

(a)           Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)           Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5         Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6         Rights and discretions of the Agent

(a)           The Agent may rely on:

(i)            any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)           any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)           The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)            no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)           any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)           The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)           The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)           The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)            Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7         Majority Lenders’ instructions

(a)           Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)           Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)           The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)           In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)           The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8         Responsibility for documentation

Neither the Agent nor any Arranger:

(a)           is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other Person given in or in connection with any Finance Document or the Information Memorandum; or

(b)           is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9         Exclusion of liability

(a)           Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)           No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)           The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)           Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10       Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document, and provided that such Lender indemnification shall not affect any Obligor’s reimbursement obligations to such Lender under any Finance Document).

25.11       Resignation of the Agent

(a)           The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrower.

(b)           Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)           If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)           The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)           The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)            Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)           After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12       Replacement of the Agent

(a)           With the consent of the Borrower (not to be unreasonably withheld or delayed), the Majority Lenders may, by giving 30 days’ notice to the Agent

(or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)           The Borrower will be deemed to have given its consent five Business Days after the Lenders have requested it unless consent is expressly refused by the Borrower within that time.

(c)           The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)           The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from such date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25.12  (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)           Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.13       Confidentiality

(a)           In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)           If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.14       Relationship with the Lenders

(a)           The Agent may treat each Lender as a Lender entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)           Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost Formula).

25.15       Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)           the financial condition, status and nature of each member of the Group;

(b)           the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)           whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)           the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16       Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.17       Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)           interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)           oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.           SHARING AMONG THE FINANCE PARTIES

27.1         Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)           the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)           the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)           the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2         Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.6 (Partial payments).

27.3         Recovering Finance Party’s rights

(a)           On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)           If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4         Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)           each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that

Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)           that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5         Exceptions

(a)           This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)            it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)           that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

ADMINISTRATION

28.                                 PAYMENT MECHANICS

28.1                           Payments to the Agent

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in dollars in the place of payment.

28.2                           Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 25.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice.

28.3                           Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4                           Clawback

(a)                                  Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5                           Impaired Agent

(a)                                  If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause  28.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents.  In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                                 All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                                  A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                                 Promptly upon the appointment of a successor Agent in accordance with Clause 25.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 28.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause  28.2 (Distributions by the Agent).

28.6                           Partial payments

(a)                                  If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arrangers under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.7                           No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8                           Business Days

(a)                                  Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9                           Currency of account

(a)                                  Subject to paragraphs (b) to (e) below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)                                 A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                                  Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                  Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

29.                                 SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.                                 NOTICES

30.1                           Communications in writing

Except as otherwise provided in Clause 22 (Use of Websites), any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail, provided that in the case of e-mail a copy of the communication is also delivered to the Agent by fax or post.

30.2                           Addresses

The address and fax number and e-mail address, if applicable, (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                  in the case of the Borrower, that identified with its name below;

(b)                                 in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                  in the case of the Agent, that identified with its name below,

or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3                           Delivery

(a)                                  Except as otherwise provided in Clause 22 (Use of Websites), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                     if by way of fax, when received in legible form;

(ii)                                  if by way of e-mail, when actually received in legible form and addressed in the manner specified by the recipient; or

(iii)                               if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)                                 Except as otherwise provided in Clause 22 (Use of Websites), any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                  All notices from or to the Borrower shall be sent through the Agent.

30.4                           Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5                           Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

30.6                           Electronic communication

(a)                                  Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                     agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                  notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                               notify each other of any change to their address or any other such information supplied by them.

(b)                                 Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.7                          English language

(a)                                  Any notice given under or in connection with any Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.                                 CALCULATIONS AND CERTIFICATES

31.1                           Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2                           Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3                           Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

32.                                 PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.                                 REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.                                 AMENDMENTS AND WAIVERS

34.1                           Required consents

(a)                                  Subject to Clause 34.2 (Exceptions) any term of this Agreement may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)                                 The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2                           Exceptions

(a)                                  An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                  an extension to the date of payment of any amount under this Agreement;

(iii)                               a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                              an increase in or an extension of any Commitment;

(v)                                 a change to the Borrower;

(vi)                              any provision which expressly requires the consent of all the Lenders;

(vii)                           Clause 2.2 (Finance Parties’ rights and obligations), Clause 19.5 (Merger), Clause 23 (Changes to the Lenders) or this Clause 34; or

(viii)                        Any release of the Parent Guarantee or change to the Guarantor (as defined therein),

shall not be made without the prior consent of all the Lenders.

(b)                                 An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or the Arrangers.

34.3                           Disenfranchisement of Defaulting Lenders

(a)                                  For so long as a Defaulting Lender has any Commitment or participations in the Loans, in ascertaining whether Majority Lenders approval has been obtained for any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Available Commitment shall be disregarded; provided that a Defaulting Lender’s consent will still be required where any consent, waiver, amendment or other vote under the Finance Documents expressly requires the consent of all Lenders.

(b)                                 For the purposes of this Clause 34.3 (Disenfranchisement of Defaulting Lenders), the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                     any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)                                  any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4                           Replacement of a Defaulting Lender

(a)                                  The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving at least 5 Business Days’ prior written notice to the Agent and such Lender:

(i)                                     replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)                                  require such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)                               require such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of each Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                                 Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                     the Borrower shall have no right to replace the Agent;

(ii)                                  the Defaulting Lender shall not have any obligation to the Borrower to find a Replacement Lender;

(iii)                               the transfer must take place no later than 15 Business Days after the notice referred to in paragraph (a) above; and

(iv)                              in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

35.                                 COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

GOVERNING LAW AND ENFORCEMENT

36.                                 GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

37.                                ENFORCEMENT

37.1                           Jurisdiction

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

(b)                                 The Parties agree that the courts of England are the most appropriate  and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 37.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2                           Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)                                  irrevocably appoints Bunge Corporation Limited, (Company Number 03132265, Room 113, 65 London Wall, London EC2M 5TU) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                 agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
APPLICABLE MARGIN

1.                                       The Applicable Margin is 1.75 per cent. per annum unless:

(a)                                  an Event of Default has occurred and is continuing and/or the certificate required to be delivered under Clause 18.7 has not been delivered, in which case the Applicable Margin shall be 2.75 per cent. per annum; or

(b)                                 Moody’s are publishing an Applicable Moody’s Rating and/or S&P are publishing an Applicable S&P Rating, in which case the Applicable Margin is the percentage rate per annum that corresponds to that rating, as in effect from time to time as set out in the following table:

Applicable S&P Rating	Applicable Moody’s Rating	Applicable Margin (% per annum)
BBB+ or above	Baa1 or above	1.30
BBB	Baa2	1.60
BBB-	Baa3	1.90
BB+	Ba1	2.20
BB or lower	Ba2 or lower	2.75

provided that if (i) paragraph (a) above applies, and/or (ii) neither an Applicable Moody’s Rating nor an Applicable S&P Rating is available, the Applicable Margin shall be 2.75 per cent. per annum.

2.                                       If the Applicable Moody’s Rating and the Applicable S&P Rating appear on different lines of the table at Clause 1 of this Schedule, the Applicable Margin will be determined as follows:

(a)                                  if there is a split Rating of one notch, the Applicable Margin shall be the average of the Applicable Margin of the two notches;

(b)                                 if there is a split Rating of two notches, the Applicable Margin shall be the Applicable Margin for the intermediate notch;

(c)                                  if there is a split rating of more than two notches, the Margin Applicable should be average of the Applicable Margin of the two notches;

(d)                                 if only one of the Rating Agencies has provided an Applicable Rating then the Applicable Margin shall be calculated by assuming that the Rating Agency that did not provide an Applicable Rating would provide an Applicable Rating two notches below the Applicable Rating that was provided.

3.                                       Any change to the Applicable Margin shall take effect on the first Business Day after the announcement of the change in rating by the relevant Rating Agency.

4.                                       If the long term unsecured debt ratings service provided by S&P or Moody’s ceases to be available, the Agent can, after consultation with the Borrower and the Lenders, specify an alternative provider of an equivalent service for the purposes of calculating the Applicable Margin.

SCHEDULE 2
THE ORIGINAL LENDERS

Name of Original Lender	Commitment US$
ABN AMRO Bank N.V.	65,000,000
Akbank AG	35,000,000
Australia and New Zealand Banking Group Limited	35,000,000
Banco Bradesco S.A., New York Branch	55,000,000
Barclays Bank PLC	35,000,000
Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	55,000,000
BNP Paribas	65,000,000
Chang Hwa Commercial Bank, Ltd	20,000,000
Citibank NA, London Branch	55,000,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International)	65,000,000
Crédit Agricole Corporate and Investment Bank	65,000,000
Credit Suisse AG, Cayman Islands Branch	55,000,000
DBS Bank Ltd., Los Angeles Agency	55,000,000
DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main	25,000,000
HSBC Bank PLC	55,000,000
ICBC (London) Limited	35,000,000
ING Bank N.V.	65,000,000
Intesa Sanpaolo Banking Group (represented by Société Européenne De Banque SA)	25,000,000
KBC Bank NV	25,000,000

KfW IPEX-Bank GmbH	55,000,000
Lloyds TSB Bank plc	65,000,000
Mega International Commercial Bank Co. Ltd.	20,000,000
Mizuho Corporate Bank (USA)	35,000,000
National Australia Bank Limited	55,000,000
Natixis	65,000,000
Oversea-Chinese Banking Corporation Limited	35,000,000
Scotiabank Europe plc	35,000,000
Société Générale	65,000,000
Sovereign Bank	35,000,000
Standard Chartered Bank	65,000,000
State Bank of India, Los Angeles Agency	35,000,000
Sumitomo Mitsui Banking Corporation	55,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	55,000,000
The Royal Bank of Scotland plc	65,000,000
U.S. Bank National Association	25,000,000
UniCredit Bank AG, New York Branch	65,000,000
Zürcher Kantonalbank	30,000,000
TOTAL	1,750,000,000

SCHEDULE 3
CONDITIONS PRECEDENT

Conditions precedent to initial Utilisation

1.                                       Obligors

(a)                                  A copy of the constitutional documents of each Obligor or, in the case of the Borrower, a copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte) as well as an extract (uittreksel) from the relevant Chamber of Commerce (Kamer van Koophandel) of the Borrower.

(b)                                 A copy of a resolution of the board of directors of each Obligor:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                                  A copy of the resolution of the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Borrower approving the resolutions of the board of managing directors referred to under (b) above and appointing an authorised person to represent the Borrower in case of a conflict of interest.

(d)                                 If applicable, a copy of (i) the request for advice from each (central or European) works council (centrale of Europese) ondernemingsraad) with jurisdiction over the transactions contemplated by this Agreement and (ii) the positive advice from such works council which contains no condition, which if complied with, could result in a breach of any of the Finance Documents.

(e)                                  A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and such other evidence as may be required to ensure that the Finance Parties are in compliance with the Wet ter voorkoming van witwassen en financieren van terrorisme.

(f)                                    A certificate of each Obligor (signed by a Responsible Officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not violate any borrowing or, guaranteeing limit set forth in any Contractual Obligation or Requirement of Law binding on the respective Obligor.

(g)                                 A certificate of an authorised signatory of the Obligor certifying that each copy document relating to it specified in this Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 Legal opinions

(a)                                      A legal opinion of Clifford Chance LLP legal advisers to the Arrangers and the Agent, opining, notably to the validity under English law of the obligations of the Borrower under this Agreement.

(b)                                     A legal opinion of Clifford Chance LLP legal advisers to the Arrangers and the Agent as to matters of Dutch law, opining notably as to (i) the capacity of the Borrower to enter into and perform its obligations under the Finance Documents, (ii) the recognition under Dutch law of the validity of such obligations of the Borrower under this Agreement and (iii) the recognition and enforcement in The Netherlands of any judgement rendered against the Borrower pursuant to the jurisdiction provisions of the Financing Documents.

(c)                                      A legal opinion of Conyers Dill & Pearman Limited as to matters of Bermuda law, opining notably as to (i) the capacity of the Parent to enter into and perform its obligations under the Parent Guarantee, (ii) the recognition under Bermuda law of the validity of such obligations and the choice of law expressed in the Parent Guarantee and (iii) the recognition and enforcement in Bermuda of any judgement rendered against the Parent pursuant to the jurisdiction provisions of the Parent Guarantee.

(d)                                     A legal opinion of Reed Smith LLP, legal advisor to the Parent as to matters of New York law, opining notably as to the validity under New York law of the obligations of the Parent under the Parent Guarantee.

(e)                                      A legal opinion of Reed Smith LLP, legal advisor to the Borrower opining notably as to the enforceability of the Transaction Documents.

3.                                 Other documents and evidence

(a)                                      One signed original of the Parent Guarantee.

(b)                                     Delivery of a copy of each of the Transaction Documents.

(c)                                      Evidence that any process agent referred to in Clause 37.2 (Service of process), has accepted its appointment.

(d)                                     A certificate of the Parent confirming the prevalent Ratings in respect of the Parent on the day of this Agreement.

(e)                                      The latest annual consolidated audited and certified financial statements of the Parent.

(f)                                        Evidence that the 2008 Facility and the 2009 Facility have been, or will have been on or by the first Utilisation date, unconditionally paid and cancelled in full.

(g)                                     Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(h)                                     A copy of any other document, authorisation, opinion or assurance reasonably requested by the Agent.

SCHEDULE 4
UTILISATION REQUEST

From:      Bunge Finance Europe B.V. as Borrower

To:          ABN AMRO Bank N.V. as Agent

Dated:

Dear Sirs

We refer to the revolving facility agreement (the “Agreement”) dated [•] March 2011 and made between, Bunge Finance Europe B.V., as Borrower, the Arrangers named therein, the Agent and certain Lenders named therein.

1.                                 This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

3.                                 We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                 The proceeds of this Loan should be credited to [account].

5.                                 This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Bunge Finance Europe B.V.

SCHEDULE 5
MANDATORY COST FORMULAE

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), (b) the requirements of the European Central Bank, or (c) the requirements of the Swiss Banking Code Commission and/ or the Swiss National Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank or, as the case may be, the Swiss Banking Code Commission and/or the Swiss National Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

per cent. per annum.

where:

E                                        is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                                      “Fees Rules” means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                                     “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)                                      “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(d)                                     “Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

6.                                 If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.                                 Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                      the jurisdiction of its Facility Office; and

(b)                                     any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.                                 The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above.

9.                                 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.                           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.                           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.                           The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank, the Swiss Banking Code Commission and/ or the Swiss National Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6
FORM OF TRANSFER CERTIFICATE

To:                                                          ABN AMRO Bank N.V. as Agent

From:                                              [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

We refer to the revolving facility agreement (the “Agreement”) dated [•] March 2011 between Bunge Finance Europe B.V., as Borrower, the Arrangers named therein, the Agent and certain Lenders named therein.

1.                                 This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                 We refer to Clause 23.5 (Procedure for transfer):

(a)                                      The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)                                     The proposed Transfer Date is [•].

(c)                                      The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.                                 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.                                 This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

ABN AMRO Bank N.V.

By:

WARNING NOTE: PLEASE ENSURE THAT THE AMOUNT TRANSFERRED BY ONE LENDER TO ANOTHER LENDER IN RELATION TO A LOAN OR A COMMITMENT IS AT LEAST THE US$ EQUIVALENT OF EUR 50,000.  OTHERWISE, INSERT A CONFIRMATION BY THE NEW LENDER WHO LENDS TO THE BORROWER THAT THE NEW LENDER IS A ‘PROFESSIONAL MARKET PARTY’ WITHIN THE MEANING OF THE DUTCH FSA.

SCHEDULE 7
TIMETABLES

Loans in dollars
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 10.00 am

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00 pm

LIBOR	Quotation Day as of 11:00 a.m. London time

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SCHEDULE 8
FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Lender]

To:                                                          [•]

Re:                                                           The Facility

Borrower:                        BUNGE FINANCE EUROPE B.V.

Amount:                             [•]

Agent:                                       ABN AMRO Bank N.V.

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.                                 Confidentiality Undertaking You undertake:

(a)                                      to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)                                     to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(c)                                      to use the Confidential Information only for the Permitted Purpose;

(d)                                     to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)                                      not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.                                 Permitted Disclosure We agree that you may disclose Confidential Information:

(a)                                      to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)                                     (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)                                      with the prior written consent of us and Bunge.

3.                                 Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                 Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us or a member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.                                 Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquired (by assignment or sub participation) an interest, direct or indirect in the Facility or (b) twelve months after you have returned all Confidential Information supplied to you by us or a member of the Group and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                 No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)                                      neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)                                     we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.                                No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us; provided, that any amendment or modification of a material term of this letter (including, without limitation, paragraphs 1 and 2 and the definition of “Confidential Information”) shall also require Bunge’s prior written consent.

8.                                 Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.                                 Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of Bunge, the Borrower and each other member of the Group.

10.                           Third party rights

(a)                                      Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)                                     Notwithstanding any provisions of this letter, (but subject to the proviso set forth below) the parties to this letter do not require the consent of any Relevant Person or any member of the Group to vary this letter at any time; provided, that any variation of a material term of this letter (including, without limitation, paragraphs 1 and 2 and the definition of “Confidential Information”) shall require Bunge’s prior written consent.

11.                                 Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this letter) are governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.                           Definitions In this letter (including the acknowledgement set out below):

“Borrower” means Bunge Finance Europe B.V., a company formed under the laws of The Netherlands, and its successors and permitted assigns;

“Bunge” means Bunge Limited, a company formed under the laws of Bermuda, and its successors and permitted assigns;

“Confidential Information” means any information relating to Bunge, the Borrower, the Group, and the Facility including, without limitation, the Information Memorandum, provided to you by us or any member of the Group or any of their respective affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes generally available to the public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of their respective affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means Bunge and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 2006);

“Information Memorandum” means the confidential Information Memorandum dated February 2011;

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[• Lender]

To:	Bunge Limited

We acknowledge and agree to the above:

For and on behalf of
[[•]]

SIGNATURES

THE BORROWER

BUNGE FINANCE EUROPE B.V.

By:	/s/ Premchand Kanneganti

Name:	Premchand Kanneganti
President

Address:	11720 Borman Drive
St. Louis, Missouri 63146

Attention:	John Gilsinn

Email:	john.gilsinn@bunge.com

Fax:	(314) 292 4314

with a copy to:

Bunge Limited

Address:	50 Main Street
White Plains,
New York 10606

Attention:	Premchand Kanneganti

Email:	premchand.kanneganti@bunge.com

Fax:	(914) 684 3283

THE ARRANGERS

ABN AMRO BANK N.V.

By:	/s/ HPM Torken	/s/ Sym Larsson
Name:	HPM Torken	Sym Larsson

BNP PARIBAS

By:	/s/ Sue Mingay	/s/ Leroy Knowles
Name:	Sue Mingay	Leroy Knowles

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Matthias Guillet	/s/ Melvin G. Smith
Name:	Matthias Guillet	Melvin G. Smith

ING BANK N.V.

By:	/s/ Geert Bierman	/s/ Paul van Heerde
Name:	Geert Bierman	Paul van Heerde

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Tyler J. McCarthy
Name:	Tyler J. McCarthy

STANDARD CHARTERED BANK

By:	/s/ Richard Holmes
Name:	Richard Holmes

UNICREDIT BANK AG, NEW YORK BRANCH

By:	/s/ Thomas Dusch	/s/ Annett Guderian
Name:	Thomas Dusch, Managing Director	Annett Guderian, Director

SG AMERICAS SECURITIES LLC

By:	/s/ Sebastien Ribatto
Name:	Sebastien Ribatto, Managing Director

NATIXIS

By:	/s/ Bruno leSaint	/s/ Vincent Mazeli
Name:	Bruno leSaint	Vincent Mazeli

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:	/s/ Kareen Durr	/s/ Jasper P. van Schaik
Name:	Kareen Durr	Jasper P. van Schaik

LLOYDS TSB BANK PLC

By:	/s/ Paul Brooks
Name:	Paul Brooks

THE ORIGINAL LENDERS

ABN AMRO BANK N.V.

By:	/s/ HPM Torken	/s/ Sym Larsson
Name:	HPM Torken	Sym Larsson

AKBANK AG

By:	/s/ Karl-Friedrich Rieger	/s/ Bulent Menemenci
Name:	Karl-Friedrich Rieger, Managing Director	Bulent Menemenci, Managing Director

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Stuart Ball
Name:	Stuart Ball

BANCO BRADESCO S.A., NEW YORK BRANCH

By:	/s/ Maisa De Olivera	/s/ Mauro Lopes
Name:	B-164 Maisa De Olivera	B-221 Mauro Lopes

BARCLAYS BANK PLC

By:	/s/ Diane Rolfe
Name:	Diane Rolfe, Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH

By:	/s/ Matias Cruces
Name:	Matias Cruces

By:	/s/ Adriana Alaix
Name:	Adriana Alaix

BNP PARIBAS

By:	/s/ Sue Mingay	/s/ Leroy Knowles
Name:	Sue Mingay	Leroy Knowles

CHANG HWA COMMERCIAL BANK, LTD.

By:	/s/ Carol Sun
Name:	Carol Sun

CITIBANK NA, LONDON BRANCH

By:	/s/ Romeet Shankardass
Name:	Romeet Shankardass

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:	/s/ Kareen Durr	/s/ Jasper P. van Schaik
Name:	Kareen Durr	Jasper P. van Schaik

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Matthias Guillet	/s/ Melvin G. Smith
Name:	Matthias Guillet	Melvin G. Smith

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Kari Studer	/s/ Claudia Siffert
Name:	Kari Studer, Director	Claudia Siffert, Assistant Vice President

DBS BANK LTD., LOS ANGELES AGENCY

By:	/s/ James McWalters
Name:	James McWalters, General Manager

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN

By:	/s/ Nicholas von Pflug	/s/ John Coussa
Name:	Nicholas von Pflug, Senior Vice President	John Coussa, Vice President

HSBC BANK PLC

By:	/s/ Caroline Thomas-Rao
Name:	Caroline Thomas-Rao, Sector Head Multinationals Global Banking

ICBC (LONDON) LIMITED

By:	/s/ Bo Jiang
Name:	Bo Jiang

ING BANK N.V.

By:	/s/ Geert Bierman	/s/ Paul van Heerde
Name:	Geert Bierman	Paul van Heerde

INTESA SANPAOLO BANKING GROUP - SOCIÉTÉ EUROPÉENNE DE BANQUE SA

By:	/s/ Giuseppe Gearpiero	/s/ Andrew Simms
Name:	Giuseppe Gearpiero	Andrew Simms

KBC BANK NV

By:	/s/ I.J.A. De Bruine-Verjans	/s/ Gust Stroeckx
Name:	I.J.A. De Bruine-Verjans	Gust Stroeckx

KfW IPEX-BANK GmbH

By:	/s/ A. Windhoff	/s/ M. Lindinburg
Name:	A. Windhoff	M. Lindinburg

LLOYDS TSB BANK PLC

By:	/s/ Paul Brooks
Name:	Paul Brooks

MEGA INTERNATIONAL COMMERCIAL BANK CO. LTD.

By:	/s/ Cheng-Chuan Lin
Name:	Cheng-Chuan Lin, Senior Vice President & General Manager

MIZUHO CORPORATE BANK (USA)

By:	/s/ Leon Mo
Name:	Leon Mo, Senior Vice President

NATIONAL AUSTRALIA BANK LIMITED

By:	/s/ Jon Heminsley
Name:	Jon Heminsley

NATIXIS

By:	/s/ Bruno leSaint	/s/ Vincent Mazeli
Name:	Bruno leSaint	Vincent Mazeli

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Yeoh Nguan Lee
Name:	Yeoh Nguan Lee, General Manager

SCOTIABANK EUROPE PLC

By:	/s/ John O’Connor
Name:	John O’Connor, Head of Credit Administration

SOCIÉTÉ GÉNÉRALE

By:	/s/ Sebastien Ribatto
Name:	Sebastien Ribatto, Managing Director

SOVEREIGN BANK

By:	/s/ Carlos A. Calixto
Name:	Carlos A. Calixto, Vice President

STANDARD CHARTERED BANK

By:	/s/ Richard Holmes
Name:	Richard Holmes

STATE BANK OF INDIA, LOS ANGELES AGENCY

By:	/s/ Samjay Gautam
Name:	Samjay Gautam

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William Ginn
Name:	William Ginn

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ A. Trenouth
Name:	A. Trenouth

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Tyler J. McCarthy
Name:	Tyler J. McCarthy

UNICREDIT BANK AG, NEW YORK BRANCH

By:	/s/ Thomas Dusch	/s/ Annett Guderian
Name:	Thomas Dusch, Managing Director	Annett Guderian, Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James D. Pegues
Name:	James D. Pegues

ZÜRCHER KANTONALBANK

By:	/s/ Markus Wustliner	/s/ Max Rechsteiner
Name:	Markus Wustliner	Max Rechsteiner

THE AGENT
ABN AMRO BANK N.V.

By:	/s/ M.G. Meijer	/s/ D.N. de Baan
Name:	M.G. Meijer	D.N. de Baan

Contact Details:

ABN AMRO BANK N.V.
Agency Desk – Syndicated Loans (HQ 8042)
Attn M. Meijer
Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands

PO Box 283, 1000 EA Amsterdam, The Netherlands
Fax: +31.20.628 69 85

EXHIBIT

FORM OF PARENT GUARANTEE